ISSUER FREE WRITING PROSPECTUS NO. 2060BG Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated June 12, 2014 Deutsche Bank AG Trigger Autocallable Optimization Securities
$•Deutsche Bank AG Securities Linked to the Price of Nickel due on or about December 31, 2014
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the price of nickel (the “Underlying”). The Securities are designed for investors who want to express a moderately bullish view on the Underlying. If the Closing Price is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus the applicable Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, at maturity Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of the Face Amount of Securities for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive coupon payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates1
❑   Call Return — If the Closing Price is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus the applicable Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the Underlying at maturity.
❑   Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Securities have not been called, you hold the Securities to maturity and the Final Price is greater than or equal to the Trigger Price, we will pay you your initial investment at maturity. If the Final Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than the Face Amount per Security, resulting in a loss of 1.00% of the Face Amount of Securities for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.
Trade Date Settlement Date Observation Dates2 Final Valuation Date2 Maturity Date2 1 Expected. 2 See page 4 for additional details	June 25, 2014 June 30, 2014 Quarterly December 26, 2014 December 31, 2014

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the price of nickel. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Call Return Rate, Initial Price and Trigger Price will be determined on the Trade Date.
Underlying	Call Return Rate per annum	Total Potential Call Return	Initial Price	Trigger Price	CUSIP/ ISIN
Settlement price of nickel	10.00% - 14.00% per annum	5.00% - 7.00%		$85.00% of the Initial Price	25155V861 / US25155V8616
See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this free writing prospectus.
The Issuer’s estimated value of the Securities on the Trade Date is approximately $9.70 to $9.90 per $10.00 Face Amount of Securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying product supplement BG, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the price of nickel		$$10.00		$$0.10		$$9.90
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately one month beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this free writing prospectus, together with product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BG dated October 9, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date” and “Closing Price” in this free writing prospectus shall be deemed to refer to “Call Date” and “Closing Level,” respectively, as defined in the accompanying product supplement.

The Commodity Hedging Disruption Event specified in the accompanying product supplement BG under “Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” shall not apply to the Securities offered pursuant to this free writing prospectus.
Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” on page 8 of the accompanying product supplement.
The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦   You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.
♦   You believe the Closing Price will be greater than or equal to the Initial Price on an Observation Date.
♦   You understand and accept that you will not participate in any appreciation in the price of the Underlying and you are willing to make an investment the return of which is limited to the applicable Call Return.
♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦   You are willing to invest in the Securities if the Call Return Rate was set equal to the bottom of the range specified on the cover of this free writing prospectus.
♦   You are willing to invest in the Securities based on the Trigger Price specified on the cover of this free writing prospectus.
♦   You do not seek current income from this investment.
♦   You fully understand the risks associated with commodities generally, and nickel specifically.
♦   You are willing and able to hold Securities that will be automatically called on any Observation Date on which the Closing Price is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and are not seeking an investment for which there will be an active secondary market.
♦   You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦   You cannot tolerate the loss of a substantial portion or all of your investment or you are not willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.
♦   You require an investment designed to provide a full return of your initial investment at maturity.
♦   You believe the Securities will not be automatically called and the Final Price will be less than the Trigger Price.
♦   You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.
♦   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦   You would be unwilling to invest in the Securities if the Call Return Rate was set equal to the bottom of the range specified on the cover of this free writing prospectus.
♦    You are unwilling to invest in the Securities based on the Trigger Price specified on the cover of this free writing prospectus.
♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦   You seek current income from this investment.
♦   You do not fully understand the risks associated with commodities generally, and nickel specifically.
♦   You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the Closing Price is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, or seek an investment for which there will be an active secondary market.
♦   You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00
Term	Approximately six months, subject to a quarterly automatic call
Trade Date1	June 25, 2014
Settlement Date1	June 30, 2014
Final Valuation Date1	December 26, 2014
Maturity Date1, 3	December 31, 2014
Underlying	Settlement price of nickel
Call Feature
The Securities will be automatically called if the Closing Price on any Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the applicable Call Price for the applicable Observation Date.

Observation Dates1	September 25, 2014 and December 26, 2014 (the Final Valuation Date)
Call Settlement Dates	Three business days following the relevant Observation Date. The Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate
The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of 10.00% - 14.00% per annum. Based on the Call Return Rate, the total potential Call Return will be 5.00% - 7.00%.

The actual Call Return Rate will be determined on the Trade Date.

Call Price
The Call Price per $10.00 Face Amount of Securities equals the Face Amount plus the product of the Face Amount and the applicable Call Return. The table below reflects the Call Return ranges and corresponding Call Price ranges (the actual amounts for each will be determined on the Trade Date)

Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
September 25, 2014	September 30, 2014	2.50% - 3.50%	$10.25 - $10.35
December 26, 2014 (Final Valuation Date)	December 31, 2014 (Maturity Date)	5.00% - 7.00%	$10.50 – 10.70
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities less than the $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	85.00% of the Initial Price
Closing Price2
On any day, the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the London Metal Exchange (“LME”) (Bloomberg Ticker: "LONIDY <Comdty>"). The official U.S. dollar cash settlement price of nickel is determined by reference to the LME's "Primary Nickel Contract."

If the price source for the Underlying identified herein as the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price in good faith and in a commercially reasonable manner and/or postpone the Observation Dates or the Final Valuation Date as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Initial Price2	The Closing Price of the Underlying on the Trade Date
Final Price2	The Closing Price of the Underlying on the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price (Initial Price) is observed and the Call Return Rate and Trigger Price are determined.

Quarterly (including at maturity):
The Securities will be automatically called if the Closing Price on any Observation Date is greater than or equal to the Initial Price.

If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the applicable Call Price for the applicable Observation Date.

Maturity Date:
The Final Price and Underlying Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount  of Securities.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities less than the $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

1
In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

2	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
3	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, resulting in a loss of 1.00% of the Face Amount of Securities for every 1.00% decline in the Final Price as compared to the Initial Price. Accordingly, you could lose your entire initial investment.

♦
Limited Return Potential — If the Securities are called, the return potential of the Securities is limited to the applicable Call Return which is based on the Call Return Rate, regardless of the performance of the Underlying. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately three months after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, an investment directly in the Underlying could provide a better return than an investment in the Securities. If the Securities are not automatically called, you may be fully exposed to the full downside performance of the Underlying even though you cannot participate in any of the Underlying's potential appreciation. Furthermore, because the Closing Price at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price is above the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is a fixed amount set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive the applicable Call Return which is based on the applicable Call Return Rate could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
The Market for Nickel Suffers from Systemic Risks — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive.  The price of nickel has fluctuated widely over the past several years. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel and their availability and price will also affect demand for nickel. In addition, the nickel alloy process used in stainless steel production also requires a large amount of energy. As a result, nickel prices may be negatively influenced by high global energy prices. The supply of nickel is also affected by current and previous price levels, which influence investment decisions in new mines and smelters.

♦
Prices of Commodities Are Highly Volatile and May Change Unpredictably — Investments linked to the prices of commodities, such as nickel, are considered speculative and the prices for commodities such as nickel may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in nickel and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters. These factors may affect the price of nickel and the value of your Securities in varying and potentially inconsistent ways.

♦
The London Metal Exchange Does Not Have Daily Price Limits — The Closing Price is equal to the official U.S. dollar cash settlement price per metric ton quoted by the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a particular day or over a period of days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on an Observation Date, the official U.S. dollar cash settlement prices per metric ton of the Underlying and, consequently, the value of the Securities, could be adversely affected.

♦
Single Commodity Prices Tend To Be More Volatile And May Not Correlate With The Prices Of Commodities Generally — The amount owed on the Securities is linked exclusively to the price of nickel and not to a diverse basket of commodities or a broad-based commodity index. The price of nickel may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices of multiple commodities or a broad-based commodity index.

♦
Investing In The Securities Is Not The Same As Investing In Nickel — The amount owed on the Securities is based on the Closing Price on any Observation Date (including the Final Valuation Date). Your payment on the Securities may be less than you would have received had you invested directly in nickel. For instance, you will not participate in any potential appreciation of the Underlying, which could be significant.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. We or our affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which we or our affiliates may be willing to buy the Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately one month beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	supply and demand trends for nickel;

♦	the time remaining to maturity of the Securities;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Commodities and Commodity Derivative Markets May Affect the Value of the Securities — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates expect to hedge our exposure from the Securities by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines.  We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by us or our affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG, as the calculation agent, will determine the Closing Price on each Observation Date and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price. The calculation agent can postpone the determination of the Closing Price if a market disruption event occurs on any Observation Date (including the Final Valuation Date). If the price source for the Underlying identified herein as the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price for the Underlying in good faith and in a commercially reasonable manner and/or postpone the relevant Observation Date or the Final Valuation Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Deutsche Bank AG will also determine the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to the Initial Price. We cannot predict the Closing Price on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 6 months, subject to a quarterly automatic call
Hypothetical Initial Price*:	$18,000.00
Hypothetical Trigger Price*:	$15,300.00 (85.00% of the hypothetical Initial Price)
Hypothetical Call Return and Call Prices*:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
September 25, 2014	September 30, 2014	3.00%	$10.30
December 26, 2014 (Final Valuation Date)	December 31, 2014 (Maturity Date)	6.00%	$10.60

*	Based on a hypothetical Call Return Rate of 12.00% per annum (the midpoint between 10.00% and 14.00%). The actual Initial Price, Trigger Price and Call Return Rate will be set on the Trade Date.

Example 1 — The Closing Price on the first Observation Date is $20,000.00, which is greater than the Initial Price of $18,000.00 — the Securities are automatically called.

Because the Closing Price on the first Observation Date is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.30 per $10.00 Face Amount of Securities, representing a 3.00% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $23,000.00 is greater than the Initial Price of $18,000.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Price is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $10.60 per $10.00 Face Amount of Securities, representing a 6.00% return on the Securities.

Example 3 — The Closing Price is not greater than or equal to the Initial Price on any of the Observation Dates and the Final Price of $16,000.00 is greater than or equal to the Trigger Price of $15,300.00 — the Securities are NOT automatically called.

Because the Closing Price on all of the Observation Dates is not greater than or equal to the Initial Price, the Securities are not automatically called. Because the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Face Amount of Securities, representing a 0.00% return on the Securities.

Example 4 — The Closing Price is not greater than or equal to the Initial Price on any of the Observation Dates and the Final Price of $9,000.00 is less than the Trigger Price of $15,300.00 — the Securities are NOT automatically called.

Because the Closing Price on all of the Observation Dates is not greater than or equal to the Initial Price, the Securities are not automatically called. Because the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Return)
$10.00 + ($10.00 × -50.00%) = $5.00

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return, resulting in a loss of 1.00% of the Face Amount of Securities for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Historical Information
The following graph sets forth the historical performance of the Closing Price of nickel from June 9, 2004 through June 9, 2014. You can obtain the Closing Price of nickel from the Bloomberg page “LONIDY.”

The Closing Price of nickel on June 9, 2014 was $18,760.00. The dotted line represents the hypothetical Trigger Price equal to 85.00% of the Closing Price on June 9, 2014 (the actual Initial Price and Trigger Price will be set on the Trade Date). We obtained the information below regarding the daily Closing Price from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on any Observation Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) the gain or loss on your Securities should be short-term capital gain or loss. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments (such as the Securities) should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.10 per $10.00 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.